UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2014

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 10, 2014, SunEdison, Inc. (the “Company”) issued a press release described below which included information relating to an expected charge in the 2013 fiscal year. That 2013 financial information is hereby incorporated in and furnished pursuant to this Item 2.02.

Item 2.05. Costs Associated with Exit or Disposal Activities.
On February 7, 2014, the Board of Directors of SunEdison, Inc. (the “Company”) approved the indefinite closure of the Company’s shuttered polysilicon manufacturing facility in Merano, Italy. As previously reported, the facility was shuttered in connection with the Company’s 2011 global restructuring plan (“2011 Global Plan”) implemented to better align the business with then current and expected market conditions and to improve the Company's overall cost competitiveness. Since the original action in 2011, the Company had been exploring various options to improve the cost effectiveness of the facility to enable the Company to restart operations there. The Company has determined that the expected cost reductions to be achieved as a result of this work were insufficient to sustain the economic viability of the facility in the current market environment.

The indefinite closure will affect approximately 200 employees at the Merano, Italy polysilicon facility. Due to the indefinite closure of the Merano, Italy polysilicon facility, the associated electronic grade TCS (trichlorosilane) operation at the same location (together, referred to as the “facilities”) will also be closed over the next 12 months. This closure will affect approximately 35 employees. As a result of the decision to indefinitely close the facilities, we expect to record approximately $37 million of long-lived asset impairment charges for the year-ended December 31, 2013. The Company had previously accrued all termination costs of the employees affected by our decision to indefinitely close the facilities as part of the 2011 Global Plan. In connection with our decision to indefinitely close the facilities, the Company also revised other estimated liabilities that were previously accrued as part of our 2011 Global Plan. However, those changes in estimates were not considered material to our financial statements.

Also on February 7, 2014, the Company determined to commence a plan to consolidate its semiconductor crystal operations. The consolidation will include the transitioning of small diameter crystal activities in its St. Peters, Missouri facility to its other crystal facilities in Korea, Taiwan and Italy. The consolidation of crystal activities will affect approximately 120 employees in St. Peters and will be implemented over the next 12 months. The Company estimates that approximately $4 million to $6 million of expense will be incurred as a result of this action, primarily related to termination costs of the affected employees, of which approximately $3 million to $5 million is expected to be incurred in the first quarter of 2014 and the balance over the next 12 to 18 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	February 12, 2014	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Vice President, General Counsel and Corporate Secretary